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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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The Dow Chemical Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Dow Chemical Company

Midland, Michigan 48674

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 13, 2004 AT 2:00 P.M. EDT

March 29, 2004

Dear Stockholder of The Dow Chemical Company:

We are pleased to invite you to the Annual Meeting of Stockholders of The Dow Chemical Company on Thursday, May 13, 2004, at 2 p.m. Eastern Daylight Time, at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. A map is printed on your admittance ticket. At the Meeting, stockholders will vote upon the following matters either by proxy or in person:

  •
  Election of six Directors.

  •
  Ratification of the appointment of Deloitte & Touche LLP independent auditors for 2004.

  •
  Amendment of the Restated Certificate of Incorporation for the annual election of Directors.

  •
  One proposal on Bhopal submitted by stockholders.

  •
  Transaction of any other business as may properly come before the Meeting.

Your vote is important. Whether or not you plan on attending the Meeting, please vote your shares as soon as possible on the Internet, by telephone or by mail. Your Board of Directors has set the close of business on March 15, 2004, as the record date for determining stockholders who are entitled to receive notice of the Annual Meeting and any adjournment, and are entitled to vote. A list of stockholders entitled to vote shall be open to any stockholder for any purpose relevant to the Meeting for ten days before the Meeting, from 8:30 a.m. to 5 p.m., at the Office of the Corporate Secretary, 2030 Dow Center, Midland, Michigan.

Tickets of admission or proof of stock ownership are necessary to attend the Meeting. Tickets are included with your proxy material. Stockholders with registered accounts or who are in the Dividend Reinvestment Program or employee savings plans should check the box on the voting form if attending in person. Other stockholders holding stock in nominee name or beneficially (in "street name") need only bring their ticket of admission. Street name holders without tickets will need proof of record date ownership for admission to the Annual Meeting, such as a March 2004 brokerage statement or letter from the bank or broker. Questions may be directed to 877-227-3294 (a toll-free telephone number in the U.S. and Canada) or 989-636-1792, or faxed to 989-636-3402.

Since seating is limited, the Board has established the rule that only stockholders may attend or up to three people holding proxies for any one stockholder or account (in addition to those named as Board proxies on the printed proxy forms). Proxy holders are asked to present their credentials in the lobby before the Annual Meeting begins. If you are unable to attend the Meeting, please listen to the live audio webcast at the time of the Meeting or the audio replay after the event, at www.DowGovernance.com.

Your Board of Directors continues to adhere to high standards of integrity and sound corporate governance. Reports to Dow stockholders from the Audit Committee, Committee on Directors and Governance, and Compensation Committee are enclosed. Each of these Committees is composed entirely of independent Directors. You will find additional information on corporate governance practices and the Company on www.DowGovernance.com.

Thank you for your continued support and your interest in The Dow Chemical Company.

/s/ Tina S. Van Dam

Tina S. Van Dam
Secretary of the Company

2004 ANNUAL MEETING OF STOCKHOLDERS
THE DOW CHEMICAL COMPANY

Notice of the Annual Meeting and Proxy Statement

Notice of the Annual Meeting	1
Voting Procedures
Confidential Voting	4
Dividend Reinvestment Program Shares and Employees' Savings Plan Shares	4
The Board of Directors	5
Presiding Director	5
Board Committees	5
Agenda Item 1: Candidates for Election as Director	7
Continuing Directors	8
Agenda Item 2: Ratification of the Appointment of the Independent Auditors	11
Fees Paid to the Independent Auditors	11
Agenda Item 3: Amendment of the Restated Certificate of Incorporation for the Annual Election of Directors	12
Agenda Item 4: Stockholder Proposal on Bhopal	13
Stockholder Return	15
Beneficial Ownership of Company Stock	16
Audit Committee Report	17
Report of the Committee on Directors and Governance	18
Compensation Information
Compensation Committee Report on Executive Compensation	19
Compensation Tables	22
Pension Plans	25
Equity Compensation Plan Information	27
Section 16(a) Beneficial Ownership Reporting Compliance	27
Compensation of Directors	28
Other Governance Matters	29
Appendix A – Proposed Amendment of the Restated Certificate of Incorporation for the Annual Election of Directors	31
This Proxy Statement is issued in connection with the 2004 Annual Meeting of Stockholders of The Dow Chemical Company to be held on May 13, 2004.

VOTING PROCEDURES

In the following pages of this Proxy Statement, you will find information that includes data on your Board of Directors, the candidates for election to the Board and the current Directors, and four matters to be voted upon at the Annual Meeting of Stockholders or any adjournment of that Meeting. The background information in this Proxy Statement has been supplied to you at the request of the Board of Directors to help you decide how to vote and to provide information on the Company's corporate governance practices. References in this document to the Company and Dow mean The Dow Chemical Company.

Vote Your Shares in Advance

The enclosed voting form will help you cast your vote on the Internet, by telephone or by mail. Your shares will be voted if the voting form is properly executed and received by the independent Inspector of Election prior to May 13, 2004, the date of the Annual Meeting. If no specific choices are made by you when you execute your voting form, as explained on the form, your shares will be voted as recommended by your Board of Directors.

You may revoke your voting proxy at any time before its use at the Meeting by sending a written revocation, by submitting another proxy on a later date, or by attending the Meeting and voting in person. No matter which voting method you choose, however, you should not vote any single account more than once unless you wish to change your vote. Be sure to submit votes for each separate account in which you hold Dow shares.

Confidential Voting

The Company has a long-standing policy of vote confidentiality. Proxies and ballots of all stockholders are kept confidential from the Company's management and Board unless disclosure is required by law and in other limited circumstances. The policy further provides that employees may confidentially vote their shares of Company stock held by the Company's defined contribution plans, and requires the appointment of an independent tabulator and inspector of election for the Annual Meeting.

Dividend Reinvestment Program Shares and Employees' Savings Plan Shares

If you are enrolled in the Dividend Reinvestment Program ("DRP"), the shares of common stock owned on the record date by you directly, plus all shares of common stock held for you in the DRP, will appear together on a single voting form. The Bank of New York, the DRP administrator, will vote all shares of stock held in your DRP account as directed by you only if you return your proxy form. If no specific instruction is given on an executed proxy form, the DRP administrator will vote as recommended by the Board of Directors.

Participants in The Dow Chemical Company Employees' Savings Plan, The Dow Chemical Company Employee Stock Ownership Plan and the DH Compounding Savings and Retirement Plan (the "Plan" or "Plans"), will receive a separate confidential voting instruction form, in addition to voting forms for any shares held in registered and street name. Your executed form will provide voting instructions to the respective Plan Trustee. If no instructions are provided, the Trustees will vote the respective Plan shares according to the provisions of each Plan.

Dow Shares Outstanding

At the close of business on the record date, March 15, 2004, there were 935,767,143 shares of Dow common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote. There are no shares of preferred stock outstanding.

Proxies on Behalf of the Dow Board

The enclosed voting form is being solicited by your Board of Directors to provide an opportunity to all stockholders of record to vote on agenda items, whether or not the stockholders are able to attend the Annual Meeting. Proxies on behalf of the Board may be solicited in person, by mail, by telephone or by electronic communication by Dow officers and employees. They will not be specially compensated for their services in this regard.

Dow has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of stockholders (primarily brokers, banks and other institutional investors) for an estimated fee of $17,000. Arrangements have been made with brokerage houses, nominees and other custodians and fiduciaries to send materials to their principals, and their reasonable expenses will be reimbursed on request. The cost of solicitation will be borne by the Company.

4 2004 DOW PROXY STATEMENT

THE BOARD OF DIRECTORS

The ultimate authority to manage the business of The Dow Chemical Company rests with the Board of Directors. The role of the Board is to effectively govern the affairs of the Company for the benefit of its stockholders and, to the extent appropriate under Delaware corporation law, other constituencies including employees, customers, suppliers and communities in which it does business. Among other duties, the Board appoints the Company's officers, assigns to them responsibilities for management of the Company's operations, and reviews their performance. In the past twelve months, two Directors joined the Board, Jeff M. Fettig and Andrew N. Liveris.

The Company is required to report whether any Director attended fewer than 75 percent of the sum of the total number of Board meetings and the total number of Board committee meetings that each such respective Director was eligible to attend during the past year. There were eight Board meetings in 2003 and forty-three formal Board committee meetings as described below. All of the Dow Directors exceeded the attendance threshold, and seven had 100 percent attendance at all Board and Board committee meetings they were eligible to attend. All but two of the Directors attended every Board meeting. The Directors are encouraged to attend Annual Meetings of Stockholders, and in 2003, all of the Directors then serving except Mr. Davis were able to attend.

Director Independence

The Board has affirmatively determined the independence of each non-employee Director based upon the standards of the Company's Corporate Governance Guidelines (available at www.DowGovernance.com) and the New York Stock Exchange. The following ten members of the Board have been determined to be independent: Directors Barton, Cook, Danforth, Davis, Fettig, Franklin, McKennon, Ringler, Shapiro and Stern.

Presiding Director

The independent Directors on the Board chose a Presiding Director from among their members. Harold T. Shapiro is currently serving a two-year term as Presiding Director. Among other responsibilities, the Presiding Director leads executive sessions of the Board (without members of management present) that occur at every in-person meeting of the Board and at other times as Directors may desire. He also works with the Chairman to set the Board agenda and determine the appropriate materials to be provided to the Directors. Board contact information is shown on page 29.

Board Committees

Board committees perform many important functions. The responsibilities of each committee are stated in the Bylaws and in their respective committee charters, which are available at www.DowGovernance.com. The Board, upon the recommendation of the Committee on Directors and Governance, elects members to each committee and has the authority to change committee chairs, memberships and the responsibilities of any committee. A brief description of the current standing Board committees follows, with memberships listed as of March 15, 2004, the record date for the Annual Meeting.

Committee and Function	Chair and Members		Meetings in 2003

Audit Committee	P. G. Stern, Chair		6
Oversees the quality and integrity of the financial statements of the Company; the qualifications, independence and performance of the independent auditors; and the Company's system of disclosure controls and system of internal controls. Additionally, has oversight responsibility for the performance of the Company's internal audit function and compliance with legal and regulatory requirements.	J. M. Cook J. C. Danforth J. M. Fettig	B. H. Franklin K. R. McKennon H. T. Shapiro

Committee on Directors and Governance	J. M. Cook, Chair		6
Responsible for advising the Board on the selection, qualification and compensation of Board members and candidates. Acts as a nominating committee for Director candidates and Board committee membership. Assists the Board with oversight of other corporate governance matters.	J. K. Barton J. C. Danforth	W. D. Davis J. M. Fettig

(continued on next page)

2004 DOW PROXY STATEMENT 5

Committee and Function	Chair and Members		Meetings in 2003

Compensation Committee	J. M. Ringler, Chair		7

Assists the Board in meeting its responsibilities relating to the compensation of the Company's Chief Executive Officer and other Senior Executives in a manner consistent with and in support of the business objectives of the Company, competitive practice and applicable standards.	J. K. Barton W. D. Davis B. H. Franklin	H. T. Shapiro P. G. Stern

Environment, Health and Safety Committee	J. K. Barton, Chair		3
Assists the Board in fulfilling its oversight responsibilities by assessing the effectiveness of programs and initiatives that support the Environment, Health and Safety policy of the Company.	A. A. Allemang A. J. Carbone W. D. Davis B. H. Franklin	A. N. Liveris J. P. Reinhard H. T. Shapiro

Executive Committee	W. S. Stavropoulos, Chair		12
Exercises the powers of the Board in the management and direction of the business and affairs of the Company between meetings of the full Board of Directors.	A. A. Allemang A. N. Liveris	J. P. Reinhard H. T. Shapiro

Finance Committee	J. P. Reinhard, Chair		6
Assists the Board with oversight of the Company's financial activities. Has authority and oversight responsibility to establish investment policy for the Dow employees' pension plans.	A. J. Carbone A. N. Liveris K. R. McKennon	J. M. Ringler W. S. Stavropoulos

Public Interest Committee	J. C. Danforth, Chair		3

Oversees matters impacting corporate social responsibility and the Company's public reputation. The committee's focus includes philanthropic contributions, community programs, diversity and inclusion, public policy management, international codes of business conduct, and corporate reputation management.	J. M. Cook J. M. Fettig K. R. McKennon	J. M. Ringler W. S. Stavropoulos P. G. Stern

Board of Directors' Classes

The Dow Board of Directors is currently divided into three classes. Each class, described in the chart below, serves a term of three years. The terms of the Directors in each class expire at the Annual Meeting of Stockholders in the year on the chart. This year, stockholders are being asked to consider a proposal to provide for the annual election of all Directors.

Class III – 2004	Class I – 2005	Class II – 2006
Arnold A. Allemang John C. Danforth Jeff M. Fettig* James M. Ringler William S. Stavropoulos	Jacqueline K. Barton Anthony J. Carbone Barbara Hackman Franklin Andrew N. Liveris** Harold T. Shapiro	J. Michael Cook Willie D. Davis Keith R. McKennon J. Pedro Reinhard Paul G. Stern
*
Elected by the Board on November 3, 2003, effective on December 10, 2003, to serve until the 2004 Annual Meeting of Stockholders.

**
Elected by the Board on February 12, 2004, to serve until the 2004 Annual Meeting of Stockholders. Mr. Liveris is on the 2004 ballot for a one-year term.

6 2004 DOW PROXY STATEMENT

Agenda Item 1

CANDIDATES FOR ELECTION AS DIRECTOR

In accordance with the recommendation of the Committee on Directors and Governance, the Board of Directors has nominated Arnold A. Allemang, John C. Danforth, Jeff M. Fettig, James M. Ringler, and William S. Stavropoulos for election as Directors in Class III, to serve three-year terms to expire at the Annual Meeting in the year 2007, and Andrew N. Liveris as a Director in Class I, to serve a one-year term to expire at the Annual Meeting in the year 2005, and until their successors are elected and qualified.

Each nominee is currently serving as a Director and each has consented to serve for the new term. All nominees except Messrs. Fettig and Liveris were elected Directors by the Company's stockholders in 2001 for a three-year term of office. Information in the biographies below is current as of March 15, 2004.

The Board of Directors unanimously recommends a vote FOR the election of all of these nominees as Directors.

The election of Directors requires a plurality of the votes actually cast. As explained on the accompanying proxy, it is the intention of the persons named as proxies to vote in favor of the candidates nominated by the Board unless such authority is withheld. If something unanticipated should occur prior to the Annual Meeting, making it impossible for one or more of the candidates to serve as a Director, votes will be cast in the best judgment of the persons authorized as proxies.

Arnold A. Allemang, 61. Dow Executive Vice President, Operations. Director since 1996.

Employee of Dow since 1965. Manufacturing General Manager, Dow Benelux N.V.* 1992-93. Regional Vice President, Manufacturing and Administration, Dow Benelux N.V.* 1993. Vice President, Manufacturing Operations, Dow Europe S.A.* 1993-95. Dow Vice President and Director of Manufacturing and Engineering 1996-97. Dow Vice President, Operations 1997-2000. Executive Vice President 2000 to date. Director of Dow Corning Corporation,* Liana Limited* and Dorinco Reinsurance Company.* Representative, Members Committee of DuPont Dow Elastomers L.L.C.* and Cargill Dow LLC.* Director of the National Association of Manufacturers. Member of the American Chemical Society; the Advisory Board, Center for Chemical Process Safety, American Institute of Chemical Engineers; College of Engineering Advisory Council, Kansas State University; President's Circle of Sam Houston State University; the Corporate Executive Board's Operations Management Roundtable and the National Academy of Engineering's Action Forum on Diversity.

John C. Danforth, 67. Partner of Bryan Cave LLP and Former United States Senator. Director since 1996.

Partner with the law firm of Bryan Cave LLP 1995 to date. Attorney General of Missouri 1969-76. United States Senate 1976-95, serving on the Committee on Finance; Committee on Commerce, Science and Transportation; and the Select Committee on Intelligence. Director of Cerner Corporation and MetLife, Inc. Recipient of the 2002 Board Alert Award for Outstanding Corporate Director, the Woodrow Wilson Award for Outstanding Public Service, the St. Louis Award, the Harry S Truman Good Neighbor Award, the St. Louis Man of the Year Award, the Presidential World Without Hunger Award, the Legislative Leadership Award of the National Commission Against Drunk Driving, and the Distinguished Missourian and Brotherhood Awards of the National Conference of Christians and Jews, and the 2003 Award for Excellence of Diplomacy from the American Academy of Diplomacy in recognition of his achievements as the President's Special Envoy in The Sudan.

Jeff M. Fettig, 47. President and COO of Whirlpool Corporation. Director since November 2003.

Whirlpool Corporation – President and Chief Operating Officer 1999 to date; Executive Vice President 1994-99; President, Whirlpool Europe and Asia 1994-99; Vice President, Group Marketing and Sales, North American Appliance Group 1992-94; Vice President, Marketing, Philips Whirlpool Appliance Group of Whirlpool Europe B.V. 1990-92; Vice President, Marketing, KitchenAid Appliance Group 1989-90; Director, Product Development 1988-89. Director of Whirlpool Corporation.
*
A number of Company entities are referenced in the biographies and are defined as follows. (Some of these entities have had various names over the years. The names and relationships to the Company, unless otherwise indicated, are stated in this footnote as they existed as of March 15, 2004.) Cargill Dow LLC, Dow Corning Corporation and DuPont Dow Elastomers L.L.C. – companies ultimately 50 percent owned by Dow. Dorinco Reinsurance Company, Dow AgroSciences LLC, Dow Benelux N.V., Dow Europe S.A., Liana Limited, and Union Carbide Corporation – all ultimately wholly owned subsidiaries of Dow. Ownership by Dow described above may be either direct or indirect.

2004 DOW PROXY STATEMENT 7

Andrew N. Liveris, 49. Dow President and Chief Operating Officer. Director since February 2004.

Employee of Dow since 1976. General manager of Dow's Thailand operations 1989-92. Group business director for Emulsion Polymers and New Ventures 1992-93. General manager of Dow's start-up businesses in Environmental Services 1993-94. Vice President of Dow's start-up businesses in Environmental Services 1994-95. President of Dow Chemical Pacific 1995-98. Vice President of Specialty Chemicals 1998-2000. President of Performance Chemicals Business Group 2000-03. President and Chief Operating Officer November 2003 to date. Board of Directors of Dow Corning Corporation.* Board member of the Midland Center of the Arts. Member of the Board of Trustees of the Herbert H. and Grace A. Dow Foundation. Member of the Midland advisory board of Comerica Bank. Corporate member of The Institute of Chemical Engineers.

James M. Ringler, 58. Vice Chairman, Illinois Tool Works Inc. Director since February 2001.

Tappan Company – President and Chief Operating Officer 1982-86; White Consolidated Industries' Major Appliance Group – President 1986-90 (both companies are subsidiaries of Electrolux AB). Premark International, Inc. – Director 1990-99; Executive Vice-President 1990-92; President and Chief Operating Officer 1992-96; Chief Executive Officer 1996-99; Chairman 1997-99. Illinois Tool Works Inc. (following its merger with Premark International, Inc.) – Vice Chairman 1999 to date. Director of Union Carbide Corporation* 1996-2001. Director of Autoliv Inc., Corn Products International, Inc., NCR Corp. and FMC Technologies, Inc. Trustee of the Manufacturers' Alliance for Productivity and Innovation. National Trustee of the Boys and Girls Clubs of North America, Midwest Region. Director of the Lyric Opera of Chicago.

William S. Stavropoulos, 64. Dow Chairman and CEO. Director since 1990.

Employee of Dow since 1967. President, Dow Latin America 1984-85. Dow U.S.A. Commercial Vice President, Basics and Hydrocarbons 1985-87. Group Vice President, Plastics and Hydrocarbons, 1987-90. President, Dow U.S.A. 1990-93. Dow Vice President 1990-91, Senior Vice President 1991-93, Chief Operating Officer 1993-95, President 1993-2000 and 2002-03, Chief Executive Officer 1995-2000 and 2002 to date, Chairman 2000 to date. Director of BellSouth Corporation, Chemical Financial Corporation, Maersk Inc. and NCR Corporation. Trustee of the Fidelity Group of Funds. Board member of American Enterprise Institute for Public Policy Research. Member of The Business Council, World Business Council for Sustainable Development, and University of Notre Dame Advisory Council for the College of Science.

CONTINUING DIRECTORS

Jacqueline K. Barton, 51. Arthur and Marian Hanisch Memorial Professor of Chemistry, California Institute of Technology. Director since 1993.

Assistant Professor of Chemistry and Biochemistry, Hunter College, City University of New York 1980-82. Columbia University: Assistant Professor 1983-85, Associate Professor 1985-86, Professor of Chemistry and Biological Sciences 1986-89. California Institute of Technology: Professor of Chemistry 1989 to date, Arthur and Marian Hanisch Memorial Professor of Chemistry 1997 to date. Named a MacArthur Foundation Fellow 1991, the American Academy of Arts and Sciences Fellow 1991, the American Philosophical Society Fellow 2000 and National Academy of Sciences member 2002. Recipient of the American Chemical Society ("ACS") Breslow Award 2003, ACS William H. Nichols Medal Award 1997, Columbia University Medal of Excellence 1992, ACS Garvan Medal 1992, Mayor of New York's Award in Science and Technology 1988, ACS Award in Pure Chemistry 1988 and the Alan T. Waterman Award of the National Science Foundation 1985. Director of GeneOhm Sciences, Inc. Member of the Gilead Sciences Scientific Advisory Board. Trustee of Barnard College.
*
A number of Company entities are referenced in the biographies and are defined as follows. (Some of these entities have had various names over the years. The names and relationships to the Company, unless otherwise indicated, are stated in this footnote as they existed as of March 15, 2004.) Cargill Dow LLC, Dow Corning Corporation and DuPont Dow Elastomers L.L.C. – companies ultimately 50 percent owned by Dow. Dorinco Reinsurance Company, Dow AgroSciences LLC, Dow Benelux N.V., Dow Europe S.A., Liana Limited, and Union Carbide Corporation – all ultimately wholly owned subsidiaries of Dow. Ownership by Dow described above may be either direct or indirect.

8 2004 DOW PROXY STATEMENT

Anthony J. Carbone, 63. Vice Chairman of the Dow Board of Directors. Director since 1995.

Employee of Dow since 1962. Dow Latin America Marketing Director for Plastics 1974-76. Dow Business Manager for STYROFOAM® 1976-80, Director of Marketing for Functional Products and Systems 1980-83. Dow U.S.A. General Manager of the Coatings and Resins Department 1983-86, General Manager of Separation Systems 1986-87, Vice President Dow Plastics 1987-91. Dow North America Group Vice President for Plastics 1991-93. Group Vice President, Global Plastics 1993-95. Group Vice President – Global Plastics, Hydrocarbons and Energy 1995-96. Executive Vice President, 1996-2000. Vice Chairman of the Board of Directors February 2000 to date. Senior Consultant November 2000 to date. Director of Rockwell Collins Inc. and Chairman of Board Composition and Governance Committee. Member of the American Chemical Society. Previous Board member and Chairman of the American Plastics Council and the Society of Plastics Industries. Served on the Advisory Council of the Heritage Foundation.

J. Michael Cook, 61. Retired Chairman and CEO of Deloitte & Touche LLP. Director since 2000.

Chairman and CEO of Deloitte & Touche 1989-99 and Chairman and CEO of Deloitte, Haskins & Sells 1986-89. Director of Comcast Corporation, International Flavors & Fragrances, The Fidelity Group of Mutual Funds, and Northrop Grumman Corporation. 62nd member of the Accounting Hall of Fame 1999 and Distinguished Alumnus of University of Florida. Catalyst Award and United Way Spirit of America Award to Deloitte & Touche under Mr. Cook's leadership. Columbia Business School Botwinick Prize in Business Ethics, Yeshiva University's Distinguished Leadership Award, Monmouth College's Distinguished Business Leader, CEO Recognition Award from Women in Technology International, Working Mother Magazine's Family Champion of the Year Award, Director's Alert 2002 Outstanding Director in Corporate America, and the John J. McCloy Award of the AICPA Public Oversight Board for contributions to excellence in auditing. Chairman, Accountability Advisory Council to the Comptroller General of the United States.

Willie D. Davis, 69. President and Chief Executive Officer of All Pro Broadcasting, Inc. Director since 1988.

President and Chief Executive Officer of All Pro Broadcasting, Inc., a Los Angeles broadcasting company, 1976 to date. Director of Wisconsin Energy Inc.; Sara Lee Corporation; Alliance Bank; MGM/Mirage Inc.; MGM, Inc.; Johnson Controls Inc.; Checker's Drive-In Restaurants Inc.; the Strong Funds; Bassett Furniture Industries; Fidelity National Financial, Inc.; and Manpower, Inc. Trustee of the University of Chicago and Marquette University. Member of the Grambling College Foundation and the Ewing Marion Kauffman Center for Entrepreneurial Leadership Development Committee.

Barbara Hackman Franklin, 63. President and CEO of Barbara Franklin Enterprises and Former U.S. Secretary of Commerce. Director 1980-92 and 1993 to date.

President and CEO, Barbara Franklin Enterprises, private investment and consulting firm, 1995 to date. Business consultant 1993-95. U.S. Secretary of Commerce 1992-93. President and CEO, Franklin Associates 1984-92. Senior Fellow and Director of Government and Business Program, Wharton School, University of Pennsylvania 1979-88. Commissioner, U.S. Consumer Product Safety Commission 1973-79. Staff Assistant to the President of the United States 1971-73. Asst. Vice President, Citibank 1969-71. President's Advisory Council for Trade Policy and Negotiations 1982-86, 1989-92. Alternate, 44th United Nations General Assembly 1989-90. AICPA Board of Directors 1977-86. John J. McCloy Award for contributions to auditing excellence 1992. Director of the Year, National Association of Corporate Directors 2000. Recipient of the 2003 Board Alert Award for Outstanding Corporate Director. Trustee of the Financial Accounting Foundation, Chairman of the Economic Club of New York, Vice Chair of the US-China Business Council, and member of the board of the National Association of Corporated Directors. Director of Aetna Inc.; Milacron Inc.; MedImmune, Inc. and GenVec, Inc.

2004 DOW PROXY STATEMENT 9

Keith R. McKennon, 70. Former Chairman and CEO of PacifiCorp. Director 1983-1992 and February 2003 to date.

PacifiCorp, Chairman 1996-98, Chairman and CEO 1998-99. Scottish Power PLC, Vice-Chairman 1999-2001. Tektronix, Inc., Director 1992-97. Dow Corning Corporation,* Chairman and CEO 1992-94. The Dow Chemical Company, Director 1983-92; Executive Vice President 1987-92; Vice President of Technology 1990-92; President, Dow USA 1987-90; Director of Research and Development 1985-87. Former Chair of the National Legal Center for the Public Interest. Chemical Industry Society's Gold Medal recipient 1992.

J. Pedro Reinhard, 58. Dow Executive Vice President and Chief Financial Officer. Director since 1995.

Employee of Dow since 1970. Dow Brazil Area Finance Director 1978-81. Dow Europe S.A.* Finance Director 1981-85. Managing Director, Dow Italy 1985-88. Dow Treasurer 1988-96, Vice President 1990-95, Financial Vice President 1995-96, Chief Financial Officer 1995 to date, Executive Vice President 1996 to date. Chairman of the Board of Liana Limited* and Dorinco Reinsurance Company.* Chairman of the Members Committee, Dow AgroSciences LLC.* Director of Dow Corning Corporation,* Royal Bank of Canada, The Coca-Cola Company and Sigma-Aldrich Corporation. Advisory Board member of Swiss Re America Holding Corporation. Member of the Financial Executives International and The Conference Board's Council of Financial Executives.

Harold T. Shapiro, 68. President Emeritus and Professor of Economics and Public Affairs, Princeton University. Director since 1985. Presiding Director since February 2003.

President of The University of Michigan 1980-87. President of Princeton University 1988-2001. President Emeritus and Professor of Economics and Public Affairs, Princeton University 2001 to date. Chairman, National Bioethics Advisory Commission 1996-2001. Presidential Appointment to the Council of Advisors on Science and Technology 1990-92. Director of HCA – The Healthcare Company and DeVry, Inc. Member of the Institute of Medicine and the American Philosophical Society. Fellow of the American Academy of Arts and Sciences. Trustee and Chair of the Board of the Alfred P. Sloan Foundation. Trustee of the University of Pennsylvania Medical Center and The Universities Research Association. Member of the Board of Overseers for the Robert Wood Johnson Medical Center and board member of The Hastings Center.

Paul G. Stern, 65. Founding Partner of Arlington Capital Partners and Thayer Capital Partners. Director since 1992.

Partner and co-founder of Arlington Capital Partners 1999 to date. Partner and co-founder of Thayer Capital Partners 1995 to date. Special partner at Forstmann Little & Co. 1993-95. Northern Telecom Limited – Chairman of the Board 1990-93, Chief Executive Officer 1990-93, Vice Chairman and Chief Executive Officer 1989-90, Director 1988-93. President, Unisys Corporation (formerly Burroughs Corporation) 1982-87. Director of Whirlpool Corporation. Board member of the University of Pennsylvania's School of Engineering and Applied Science and the Wharton School. Treasurer, John F. Kennedy Center for the Performing Arts. Board of Trustees, Library of Congress. Board member, Business Executives for National Security.
*
A number of Company entities are referenced in the biographies and are defined as follows. (Some of these entities have had various names over the years. The names and relationships to the Company, unless otherwise indicated, are stated in this footnote as they existed as of March 15, 2004.) Cargill Dow LLC, Dow Corning Corporation and DuPont Dow Elastomers L.L.C. – companies ultimately 50 percent owned by Dow. Dorinco Reinsurance Company, Dow AgroSciences LLC, Dow Benelux N.V., Dow Europe S.A., Liana Limited, and Union Carbide Corporation – all ultimately wholly owned subsidiaries of Dow. Ownership by Dow described above may be either direct or indirect.

10 2004 DOW PROXY STATEMENT

Agenda Item 2

RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT AUDITORS

RESOLVED, that the appointment of Deloitte & Touche LLP to audit the 2004 consolidated financial statements of The Dow Chemical Company and its subsidiaries, made by the Audit Committee with the concurrence of the Board of Directors, is hereby ratified.

The Bylaws provide that the selection of auditors must be presented for stockholder ratification or rejection at the Annual Meeting. The Audit Committee has appointed, and the Board has concurred subject to your ratification, Deloitte & Touche LLP to audit and report on the consolidated financial statements of Dow and its subsidiaries for 2004. Deloitte & Touche LLP served as Dow's independent auditors for 2003. Deloitte & Touche LLP has offices at or near most of the locations where Dow and its subsidiaries operate in the United States and other countries. Deloitte & Touche LLP rotates its lead audit partner assigned to Dow after five years.

Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of candidates for independent auditors. For Deloitte & Touche LLP, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the independent review of its quality control system, the key members of the audit engagement team, the firm's approach to resolving significant accounting and auditing matters including consultation with the firm's national office, as well as its reputation for integrity and competence in the fields of accounting and auditing. Additional information may be found in the Audit Committee Report on page 17 and the Audit Committee charter available on the Company's corporate governance website at www.DowGovernance.com.

The Audit Committee has expressed its satisfaction with Deloitte & Touche LLP. In February 2004, Deloitte & Touche LLP advised the Audit Committee that it believes all litigation against Deloitte & Touche LLP can fairly be characterized as incidental to the practice of the accounting profession and that resolution of such litigation will not affect its ability to serve as independent auditors for the Company. The Audit Committee has concluded that the ability of Deloitte & Touche LLP to perform services for the Company and its subsidiaries is not adversely affected by such litigation.

Representatives of Deloitte & Touche LLP will attend the Annual Meeting and may make a statement if they wish. They will be available to answer stockholder questions at the Meeting.

Approval of this proposal to ratify the appointment of Deloitte & Touche LLP requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are not included. If Agenda Item 2 does not pass, the selection of independent auditors will be reconsidered by the Audit Committee and the Board. Because it is difficult and not cost effective to make any change in independent auditors so far into the year, the appointment of Deloitte & Touche LLP would probably be continued for 2004, unless the Audit Committee or the Board finds additional good reasons for making an immediate change.

The Board of Directors unanimously recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for Dow and its subsidiaries for 2004.

FEES PAID TO THE INDEPENDENT AUDITORS

For the years ended December 31, 2003 and 2002, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates. Audit and audit-related fees aggregated $14,442,000 and $12,636,000 for the years ended December 31, 2003 and 2002, respectively. Fees paid to the independent auditors totaled:

Type of Fees	2003	2002

	$ in thousands
Audit Fees (a)	$13,225	$11,455
Audit-Related Fees (b)	1,217	1,181
Tax Fees (c)	5,502	5,908
All Other Fees	0	0
Total	$19,944	$18,544

(a)
The aggregate fees billed for the audit of the Company's annual consolidated financial statements, the reviews of the financial statements in Forms 10-Q, comfort letters, consents, equity investee audits of companies operated by the Company, statutory audits and other regulatory filings.

(b)
Primarily for due diligence procedures for acquired businesses, agreed-upon procedures engagements, filings with U.S. and non- U.S. regulatory agencies, and audits of employee benefit plans' financial statements.

(c)
Primarily for preparation of expatriate employees' tax returns and related compliance services in the amounts of $5,190,000 in 2003 and $5,481,000 in 2002.

2004 DOW PROXY STATEMENT 11

Agenda Item 3

AMENDMENT AND RESTATEMENT
OF THE CERTIFICATE OF INCORPORATION
TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS
AND CERTAIN OTHER CHANGES

RESOLVED, that the Company's Restated Certificate of Incorporation (the "Certificate") be amended and restated to provide for the annual election of all Directors beginning at the 2005 Annual Meeting of Stockholders, provided however, that prior to the 2005 Annual Meeting of Stockholders, any Director elected by the stockholders of the Company to a three-year term may complete the term to which he or she has been elected, and such other conforming and technical changes to the Certificate as may be necessary or appropriate.

Article V of our Restated Certificate of Incorporation (the "Certificate") currently provides that the Board of Directors of the Company (the "Board") be divided into three classes of approximately equal size, composed of Directors each serving terms of office of three years. In February 2004, the Board voted to approve, and to recommend to our stockholders that they approve, a proposal to amend and restate our Certificate of Incorporation to phase out the classification of the Board, to provide instead for the annual election of all Directors, and to make certain conforming and technical changes to the Certificate as necessary or appropriate.

If the proposed measure is approved by our stockholders, those Directors previously elected for three-year terms of office by our stockholders will complete their three-year terms, and would be eligible for re-election thereafter for one-year terms at each Annual Meeting of Stockholders. Beginning with the Annual Meeting in 2007, the declassification of the Board would be complete and all Directors would be subject to annual election to one-year terms. The proposed amendment would also make a technical change to accommodate the election of Directors by future holders of Preferred Stock, voting separately as a class, in the event the Company in the future issued shares of Preferred Stock that granted the holders thereof the right to elect Directors. There are currently no outstanding shares of Company Preferred Stock. Consistent with Delaware law, the proposed amendment would also provide that Directors may be removed with or without cause by the affirmative vote of at least 80 percent of the outstanding voting power.

The proposed amendment to the Company's Restated Certificate of Incorporation is substantially in the form of Appendix A, with additions indicated by underlining and deletions indicated by strike-outs. The general descriptions above are subject to the actual text provided in Appendix A.

Classified boards provide effective protection against unwanted takeovers and proxy contests because they make it difficult for a substantial stockholder to gain control of the Board of Directors without the cooperation or approval of incumbent directors. Classified boards also foster continuity and stability, not only on the board but also in the overall business of a company, since a majority of directors will always have prior experience as directors of the company.

However, classified boards may also reduce the accountability of directors to stockholders as they may limit the ability of stockholders to evaluate and elect each director each year. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

In deciding to recommend declassification of the Board, the Board considered the arguments in favor of and against continuation of the classified Board, listened to stockholder views concerning this matter and determined that it is in Dow's best interests to eliminate its classified Board as proposed. The Board believes that all Directors should be equally accountable at all times for the Company's performance.

The Board unanimously recommends that stockholders vote FOR approval of the proposed Amendment and Restatement of the Certificate of Incorporation to provide for the annual election of Directors.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary for approval of Agenda Item 3. Proxies that are granted without providing voting instructions will be voted FOR the approval of Agenda Item 3.

12 2004 DOW PROXY STATEMENT

Agenda Item 4

STOCKHOLDER PROPOSAL ON BHOPAL

Three stockholders owning at least 5,821 shares of Dow stock have stated that their representative intends to present the following proposal at the Annual Meeting. The Company will promptly provide the name and address of the stockholders upon request directed to the Corporate Secretary. Dow is not responsible for the contents of the proposal. If properly presented at the Annual Meeting, your Board unanimously recommends a vote AGAINST the following proposal.

Shareholder Resolution Regarding Bhopal

Whereas:

Dow Chemical has acquired Union Carbide, its assets and it (sic) liabilities.

Union Carbide has failed to appear in court to face continuing criminal charges in the Indian Courts for "culpable homicide, not amounting to murder" in the Bhopal disaster and has, therefore, been proclaimed an absconder from justice by the Bhopal Chief Judicial Magistrate.

By law in India the liability of Union Carbide for the offense of culpable homicide is wholly in the discretion of the courts and limited only by the company's total assets.

Dow, through its wholly owned subsidiary Union Carbide, has become implicated in the continued controversy over the Bhopal criminal case, as well as remediation of contamination at the site and redress of health and economic concerns of the community, and the survivors and their supporters have refocused their efforts upon Dow.

Dow's Chairman and CEO, William Stavropoulos, was quoted as saying "Companies that don't meet their responsibilities to all their constituencies will have a difficult time. Responsible customers won't want to buy their products...Enlightened communities won't want them as neighbors, and wise investors won't entrust them with their economic futures" (The Business of Business Managing Corporate Social Responsibility: What Business Leaders are Saying and Doing 2002-2007).

Dow's Chief Operating Officer Andrew Liveris was quoted as saying "We also are very committed to a concept termed sustainable development... Sustainable development is the new way to think about economic viability, environmental integrity and social equity as an integrated whole.... We want our critics to track our results and hold us accountable as we continuously improve our performance." (Improving What's Essential to Human Progress: An Inside Look at Engineers in the Chemical Industry).

Eighteen members of Congress have sent a letter to Dow management urging the company to provide medical rehabilitation and economic reparations for the victims of the tragedy, clean up contamination in and around the former factory site in Bhopal, provide alternative supplies of fresh water to the affected communities, and ensure that the Union Carbide Corporation appears before the Chief Judicial Magistrate's court in Bhopal where it faces criminal charges of culpable homicide.

Dow has noted in its Global Public Report that sales and operations in Asia account for $3.3 billion in revenues and that performance businesses comprise 60% of that.

The Bhopal disaster may continue to damage Dow's reputation which, in the opinion of the proponents, may reasonably be expected to affect growth prospects in Asia and beyond.

Resolved, that shareholders request the management of Dow Chemical to prepare a report to shareholders by October 2004, at reasonable cost and excluding confidential information, describing new initiatives instituted by the management to address the specific health, environmental and social concerns of the survivors.

Proponent's Statement in Support

The proponents believe that such report should also assess the impacts that the Bhopal matter may reasonably pose on the company, its reputation, its finances and its expansion in Asia and elsewhere.

Company's Statement and Recommendation

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

This proposal asks stockholders to vote in support of the publication of a new Company report describing any recent additional efforts to address current concerns of survivors of the Bhopal tragedy that occurred in 1984.

In their proposal above, the proponents fail to acknowledge the significant and comprehensive efforts already completed by Union Carbide Corporation ("UCC") to help the victims, and the publicly available information on UCC and Dow websites about Bhopal. Your Board of Directors believes this proposal for a report is unnecessary and would consume valuable Company resources with little benefit to the Company's stockholders.

As more fully discussed on both a UCC website at www.bhopal.com and the Company's environment, health

(continued on next page)

2004 DOW PROXY STATEMENT 13

and safety website at www.dow.com/environnment/debate.html, Bhopal, India was the site of a pesticide plant that, at the time, was operated by Union Carbide India Limited ("UCIL"), a 50.9 percent-owned affiliate of UCC. One night in 1984, water entered a methyl isocyanate ("MIC") gas storage tank in the plant and lethal fumes escaped. While other theories have been raised as to how this occurred, an investigation commissioned by UCC and conducted by A.D. Little, Inc. concluded in 1988 that it was the result of employee sabotage. According to the Indian government, thousands of people died and many more were injured. At that time, Dow had no connection with either the facility or any of the companies linked to the incident.

Efforts to aid the victims and to remediate the plant site in Bhopal have occurred, of necessity, within the context of the decisions of Indian governmental bodies to take jurisdictional authority over the matter, as well as various court proceedings.

In 1989, the Indian central government reached a full settlement agreement with UCC and UCIL of all civil claims and liabilities arising from the Bhopal gas release. Under the terms of that binding agreement, UCC and UCIL paid $470 million in U.S. dollars in compensation, to cover all past and future claims relating to the incident. In 1991, the Supreme Court of India upheld the settlement, concluding that the amount was "just, equitable and reasonable." The Indian Supreme Court also ordered the Indian government to purchase a group medical insurance policy to cover 100,000 citizens of Bhopal in case of future illness and to take other steps to ensure the availability of a victims' compensation fund. According to the Bhopal Welfare Commissioner's records, as reported in the Indian press, as much as $300 million remains in the fund as a result of accrued interest, with virtually all claims processed.

The U.S. Supreme Court denied review of earlier U.S. court rulings that India was the proper jurisdiction for civil litigation relating to Bhopal. A key basis for the decision was that UCIL was a separate and independent legal entity, managed and operated exclusively by Indian citizens in India.

In 1994, UCC sold its entire interest in UCIL (later renamed Eveready Industries India Ltd., "EIIL") to MacLeod Russell (India) Ltd. of Calcutta. EIIL, as a company totally separate from UCC, took exclusive possession of the plant site under a lease from the Indian state (Madhya Pradesh) government. In 1998, the Indian state government revoked the EIIL lease, reclaiming the property "as is," and stating that it would assume responsibility for managing cleanup and environmental remediation work required on the site. The state government is the only party with legal access to and responsibility for the Bhopal site today.

All the funds from the sale of UCIL, $90 million, were provided to the Bhopal Hospital Trust under the direction of the Supreme Court of India to build and fund the future operations of a hospital in Bhopal for the ongoing care and treatment of the victims.

In reviewing UCC's actions in response to the Bhopal incident, a U.S. Federal District Court (S.D. of New York) dismissed claims against UCC alleging that the Bhopal settlement was inadequate. The Court of Appeals affirmed that decision in UCC's favor. There is current litigation with respect to property damages allegedly due to pollution from the Bhopal plant, not from the gas release, in which the Company is confident that UCC will be found not liable.

At the time the Company acquired UCC in 2001, sixteen years after Bhopal, legal liabilities to the victims had been settled, provisions had been made for the victims' medical needs, including future illness, and the Indian state government publicly stated it would complete the site cleanup. This and other information on the two referenced websites provide a significant amount of information and a fuller context than the "sound bite" statements in the proposal. Another report would add no new data and would expend resources with little added value.

For all these reasons, your Board believes that this proposal is not in the best interests of Dow or its stockholders. Accordingly, your Board unanimously recommends a vote AGAINST Agenda Item 4.

Vote Required

Approval of the resolution requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast "for" and "against" are included, while abstentions and broker non-votes are not included.

14 2004 DOW PROXY STATEMENT

STOCKHOLDER RETURN

The charts below illustrate cumulative total return to Dow stockholders for certain periods of time. They depict a hypothetical $100 investment in Dow common stock on December 31 of the first year of the charts, and show the increased value of that investment over time until December 31 of the final year, with all dividends reinvested in stock. Hypothetical investments of $100 in the Standard & Poor's 500 Stock Index and the Standard & Poor's Chemicals 500 Index are shown in comparison.

Five-Year Cumulative Total Return	Ten-Year Cumulative Total Return

Five-Year Cumulative Total Return

December 31,	Dow Chemical	S&P 500	S&P Chemicals-500

1998	100.00	100.00	100.00
1999	151.45	121.04	116.84
2000	129.18	110.02	106.27
2001	123.89	96.96	105.06
2002	113.75	75.54	105.75
2003	165.89	97.19	133.79

Ten-Year Cumulative Total Return

December 31,	Dow Chemical	S&P 500	S&P Chemicals-500

1993	100.00	100.00	100.00
1994	123.16	101.32	110.25
1995	133.88	139.37	144.17
1996	155.03	171.35	179.63
1997	208.43	228.49	218.57
1998	193.88	293.79	204.79
1999	293.63	355.59	239.28
2000	250.45	323.23	217.63
2001	240.20	284.84	215.15
2002	220.53	221.91	216.56
2003	321.62	285.53	273.99

The form of the charts above is in accordance with requirements of the Securities and Exchange Commission. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. These charts do not reflect the Company's forecast of future financial performance.

2004 DOW PROXY STATEMENT 15

BENEFICIAL OWNERSHIP OF COMPANY STOCK

The table below states beneficial ownership, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, of Dow common stock as of March 5, 2004, except as otherwise noted.

Name	Current Shares Beneficially Owned (a)		Rights to Acquire Beneficial Ownership of Shares (b)	Total	Percent of Shares Beneficially Owned

A. A. Allemang	146,861.5		350,600.0	497,461.5	*
J. K. Barton	9,400.0		23,800.0	33,200.0	*
A. J. Carbone	58,936.7	(c)	633,000.0	691,936.7	*
J. M. Cook	9,622.0			9,622.0	*
J. C. Danforth	6,400.0		23,800.0	30,200.0	*
W. D. Davis	9,725.0		30,874.0	40,599.0	*
J. M. Fettig	5,250.0			5,250.0	*
B. H. Franklin	17,920.2		29,698.0	47,618.2	*
A. N. Liveris	22,381.8	(c)	191,166.0	213,547.8	*
R. L. Manetta	123.4		68,900.0	69,023.4	*
K. R. McKennon	20,652.0	(c)		20,652.0	*
J. P. Reinhard	180,311.1	(c)	373,633.0	533,944.1	*
J. M. Ringler	7,887.1	(c)	23,519.0	31,406.1	*
H. T. Shapiro	10,763.8		23,800.0	34,563.8	*
W. S. Stavropoulos	362,109.0	(c)	1,316,666.0	1,678,775.0	*
P. G. Stern	12,400.0		28,450.0	40,850.0	*
Group Total	880,743.6	(c)	3,117,906.0	3,998,649.6	0.43%
All Directors and Executive Officers as a Group	1,079,486.5		4,536,628.0	5,616,114.5	0.60%
Certain Other Owners:
Capital Research and Management Company	81,000,100.0	(d)		81,000,100.0	8.80%

(a)
In addition to shares held in sole name, this column includes all shares held by a spouse and other members of the person's immediate family who share a household with the named person. This column also includes all shares held in trust for the benefit of the named party in The Dow Chemical Company Employees' Savings Plan. Beneficial ownership of some or all of the shares listed may be disclaimed.

(b)
This column includes any shares that the party could acquire through 5/4/04, by (1) exercise of an option granted by Dow, (2) distribution of shares under a Deferred Stock Agreement or (3) payment of any balance due under a subscription in The Dow Chemical Company 2003-04 Employees' Stock Purchase Plan. These shares have not been issued and cannot be voted.

(c)
Directors Carbone, Liveris, McKennon, Reinhard, Ringler and Stavropoulos are all members of the Board's Finance Committee, which shares investment and voting authority for stock held in the Dow Employees' Pension Plan Trust ("DEPP") and the Retirement Program for Employees of Union Carbide Corporation and its Participating Subsidiary Companies ("UCCRP"). At 12/31/03, the DEPP beneficially owned 5,514,957 shares of Dow common stock and the UCCRP beneficially owned 3,532,500 shares. The named individuals, and all other Directors and officers, disclaim beneficial ownership of stock owned by the DEPP and the UCCRP.

(d)
As reported in a Schedule 13G on 2/13/04 as of 12/31/03, Capital Research and Management Company (333 South Hope Street, Los Angeles, CA 90071), in its role as an investment advisor for various clients, had sole dispositive power of such shares, but had neither sole nor shared voting power over any such shares.

*
Less than 0.5 percent of the total shares of Dow common stock issued and outstanding.

16 2004 DOW PROXY STATEMENT

AUDIT COMMITTEE REPORT

The Audit Committee (the "Committee") of the Board of Directors (the "Board") is comprised entirely of independent Directors who meet the independence, experience and other qualification requirements of the New York Stock Exchange and the Securities and Exchange Commission (the "Commission"). The Committee operates pursuant to a charter that is available on the Company's corporate governance website at www.DowGovernance.com.

The Board has determined that Directors J. M. Cook, J. M. Fettig, B. H. Franklin, K. R. McKennon, H. T. Shapiro and P. G. Stern are audit committee financial experts as defined by the rules of the Commission. The Board has also determined that the simultaneous service on more than three public company audit committees does not impair the ability of Directors J. M. Cook and B. H. Franklin to serve on the Company's Audit Committee.

The Committee had six meetings during 2003, five of which were in-person meetings that included separate executive sessions of the Committee with the independent auditors, the internal auditor, management and among the Committee members themselves. Additionally, the Committee conducted three conference calls related to the Company's earnings announcements and periodic filings, as well as numerous other informal meetings and communications among the Chair, various Committee members, the independent auditors, the internal auditor and/or members of the Company's management.

The Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The independent auditors are responsible for expressing an opinion on the conformity of the Company's consolidated audited financial statements with accounting principles generally accepted in the United States.

In this context, the Committee has reviewed and discussed with management and the independent auditors the audited financial statements and the quarterly unaudited financial statements, including matters of special interest in the current environment and the processes that support certifications of financial statements by the Company's Chief Executive Officer and Chief Financial Officer.

Among other items, the Committee has discussed with the independent auditors the matters required to be discussed by generally accepted auditing standards. In addition, the Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

Further, the Committee has pre-approved all audit, audit-related and permitted non-audit services provided by the independent auditors to the Company and the related fees for such services, and has concluded that such services are compatible with the auditors' independence. The Committee's charter allows delegation of the authority to pre-approve audit, audit-related and permitted non-audit services by the independent auditors to a subcommittee consisting of one or more Committee members, provided that such subcommittee decisions be presented to the full Committee at its next scheduled meeting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Commission. The Committee has also selected Deloitte & Touche LLP as the independent auditors for the Company and its subsidiaries for 2004. The Board of Directors has concurred in that selection and has presented the matter to the stockholders of the Company for ratification.

Audit Committee

Paul G. Stern, Chair J. Michael Cook John C. Danforth Jeff M. Fettig	Barbara Hackman Franklin Keith R. McKennon Harold T. Shapiro

2004 DOW PROXY STATEMENT 17

REPORT OF THE COMMITTEE ON DIRECTORS AND GOVERNANCE

The Committee on Directors and Governance of the Board of Directors (the "Committee") is comprised entirely of independent Directors who meet the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Committee operates pursuant to a charter that is available on the corporate governance section of the Company's website at www.DowGovernance.com.

Nominations for Director

The Committee will continue its long-standing practice of accepting stockholders' suggestions of candidates to consider as potential Board members, as part of the Committee's periodic review of the size and composition of the Board and its committees. Such recommendations may be sent to the Committee through the Corporate Secretary.*

Under the Company's Bylaws, stockholders wishing to formally nominate a person for election as a Director at the next Annual Meeting must notify the Corporate Secretary* between November 29, 2004, and January 28, 2005. Such notices must comply with the provisions set forth in the Bylaws. A copy of the Bylaws may be found on the Company's website at www.DowGovernance.com. Alternatively they will be sent without charge to any stockholder who requests them in writing. Such requests should be addressed to the Corporate Secretary.*

There are certain minimum qualifications for Board membership that Director candidates should possess, including strong values and discipline, high ethical standards, a commitment to full participation on the Board and its committees, relevant career experience, and a commitment to ethnic, racial and gender diversity. The Committee has adopted guidelines to be used in evaluating candidates for Board membership. In addition to the characteristics mentioned above, the guidelines provide that candidates should possess individual skills, experience and demonstrated abilities that help meet the current needs of the Board, such as experience or expertise in some of the following areas: the chemical industry, global business, science and technology, finance and/or economics, competitive positioning, corporate governance, public affairs, and experience as Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of a major company. Other factors that are considered include independence of thought, willingness to comply with Director stock ownership guidelines, meeting applicable Director independence standards (where independence is desired) and absence of conflicts of interest. The Committee may modify the minimum qualifications and evaluation guidelines from time to time as it deems appropriate. Such modification would be described in the next Committee Report.

The Committee has adopted a process for identifying new Director candidates. Recommendations may be received by the Committee from various sources, including current or former Directors, a search firm retained by the Committee, stockholders, Company executives, and by self-nomination. The Committee uses the same process to evaluate Director nominees recommended by stockholders as it does to evaluate nominees identified by other sources. Dow's most recent independent Director, Jeff M. Fettig, was recommended by an outside search firm, as well as by both current and former Directors of the Company.

The evaluation of Director candidates involves several steps, not necessarily in any particular order. A preliminary analysis of a nominee involves securing a resume and other background data and comparing this data to the Director attributes mentioned above, as well as to the current needs of the Board for new members. References are checked and analyses are performed to identify potential conflicts of interest and appropriate independence from the Company. Candidate information is provided to all Committee members for purposes of discussion and evaluation. If the Committee decides to further evaluate a candidate, interviews are conducted. Other steps may include requesting additional data from the candidate, providing Company background information to the candidate, and determining the candidate's schedule compatibility with Dow Board and Committee meeting dates.

Other Matters

Clients of Director Danforth's law firm, Bryan Cave LLP, may have from time to time interests or matters adverse to Dow. The Committee has determined that the processes described as in place at the law firm that assure that Director Danforth is not involved in any matters as to those clients, and the processes in place at the Company that assure that Director Danforth does not participate in discussions or decisions where there could be a potential conflict of interest, are sufficient. Bryan Cave LLP does not represent the Company or its subsidiaries.

Committee on Directors and Governance

J. Michael Cook, Chair
Jacqueline K. Barton
John C. Danforth
Willie D. Davis
Jeff M. Fettig

*
The address is: Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674.

18 2004 DOW PROXY STATEMENT

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee

The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent Directors who are not current or former employees or officers of the Company and who meet the independence standards of the New York Stock Exchange, the Securities and Exchange Commission ("SEC") and the Internal Revenue Service. The Committee is responsible for reviewing and approving all aspects of compensation (base salaries, annual performance awards, long-term incentives, benefits and perquisites) for the Chief Executive Officer ("CEO") and other Senior Executives of the Company, including the executives named in the compensation tables (the "Named Executives"). The Senior Executives comprise the highest levels of management and currently number fifteen employees.

Compensation Philosophy

The Committee approves all policies under which compensation is paid or awarded to Dow's Senior Executives. The Committee's policy is to structure Senior Executive compensation so that it is appropriately competitive in the attraction and retention of qualified leaders; is closely linked to individual performance, Company performance and increases in Dow stockholder value; and is determined and disclosed in compliance with applicable rules and regulations. In addition, the Committee considers the compensation of all levels of employees within the Company in order to provide an appropriate context for compensation decisions at Senior Executive levels. The Compensation Committee charter, adopted by the Committee and the Board of Directors, is found on Dow's corporate governance website at www.DowGovernance.com.

The Committee sets executive compensation at a median level relative to companies with which we compete for executive talent and in comparison with a selected cross-industry group of other multinational companies of similar size. This includes some of the companies in the indexes reported on page 15.

The Company plans under which executive performance awards and long-term incentive grants are made are stockholder-approved and are designed to comply with the requirements of federal tax laws on deductibility. The Committee considers federal tax implications prior to making executive compensation decisions and the majority of equity-based compensation is fully deductible. The Committee is not, however, precluded from making payments or awards where appropriate to retain and provide competitive incentives to a Named Executive, whether or not the compensation qualifies for such deductibility.

The Committee has retained an independent consultant to provide advice and counsel to the Committee. The consultant assists the Committee in evaluating and developing programs in order to pay executive officers competitively, motivate them to contribute to the Company's success and reward them for their performance.

Each year, the Committee asks the Company to present a proposed compensation plan for each Senior Executive, along with supporting competitive market data. The other independent Directors who are not members of the Committee are also invited to attend this review. After discussion with the CEO about the individual performance of each Senior Executive, individual compensation plans are established. The Committee then meets in executive session to review similar information regarding the CEO. The Committee monitors the performance of the CEO and other Senior Executives throughout the year and provides feedback as appropriate.

Compensation for Senior Executives has three major components: base salary, annual performance award and long-term incentives. As more fully explained below, each component has a different structure and purpose. However, in general, the Committee has structured the compensation of Senior Executives so that at target levels of total direct compensation, at least 75 percent is variable and dependent upon performance. This is a significantly higher percentage of compensation at risk than for other levels of employees.

The Company's 2003 Performance

In the context of making compensation decisions regarding the CEO and Senior Executives, the Committee evaluated the Company's performance in 2003. In the face of extremely difficult external conditions, Mr. Stavropoulos assumed the position of CEO. With his leadership team, he developed and delivered upon an ambitious action plan that had three major financial objectives: an increase in profit margins and earnings, improved cash flow and reduction of debt, all of which were to be achieved without compromising performance in the areas of environment, health and safety.

The Committee also considered performance in the areas of management of price and volume across several major businesses, reduction of structural costs, reduction of capital expenditures, shutdown of under-utilized and non-competitive assets, and divestiture of assets that were not a strategic fit. The Company's financial results in 2003 reflected the substantial achievements in these areas to the benefit of all stockholders. For example, the Company reduced structural costs by more than $600 million, well in excess of its target of a $400 million reduction, while

2004 DOW PROXY STATEMENT 19

capital expenditures were reduced by more than $500 million, exceeding the target by $100 million.

As a result, increases in base salaries for employees were resumed for 2004, after a year of foregoing them as explained below. Annual performance awards are being made for 2003 to the CEO and Named Executives after two years of not receiving them. The Committee believes that the exemplary efforts of Dow's leaders should be recognized and rewarded through their compensation, consistent with the pay-for-performance philosophy.

Base Salaries

Base salaries for all Dow employees, including the Company's Senior Executives, are usually determined upon an evaluation of their responsibilities, an assessment of their performance, and market comparisons from regularly scheduled compensation surveys. Average salaries for each employee group are managed to be within the median range of the comparison group to facilitate Dow's ability to attract and retain a highly qualified workforce. Changes in base salary for the Named Executives, as well as for all Dow employees, depend upon projected changes in the external market as well as the individual's contributions to Dow's corporate performance.

For 2003, notwithstanding individual performance levels, the Company made a difficult decision not to implement base salary increases for employees, as part of a broader plan to reduce costs, improve cash flow and increase profitability. Therefore, Senior Executives did not receive increases in base salary for 2003.

Mr. Stavropoulos, who first served as CEO from 1995-
2000, was re-elected by the Board as CEO in mid-December 2002. Since he had not served as an executive officer in the prior year, his base salary for 2003 was established by the Committee starting with his most recent CEO base salary in 2000, increased by factors that would have applied had he held that position during 2001 and 2002 and received normal increases in salary.

Promotions and salary increases for significant increases in responsibility continued to be available for all employees during 2003. In November 2003, Mr. Liveris was promoted to President and Chief Operating Officer. The Committee granted an increase in his base salary commensurate with his increase in job responsibilities that will be more fully reflected in his 2004 compensation.

Annual Performance Awards

Annual performance awards are a component of pay of all employees. Performance award payouts are determined for Senior Executives by the Committee each year in February. Performance for the prior year is compared to previously established Company, business unit and individual goals. For the Named Executives, annual performance awards are determined under the Executive Performance Plan (the "Plan").

The Plan was adopted by the Board and approved by Company stockholders in 1994. It sets a minimum performance goal of $700 million of net income as defined in the Plan. In addition, the Committee has determined that the corporate financial component of the award will not be paid unless certain net profit goals are achieved. If both these threshold goals are met, the Committee evaluates corporate and individual performance to determine performance award amounts, within the maximum limits set by the Plan. For 2003, the threshold goals were achieved, and the Committee determined individual payouts for each of the Named Executives in light of achievement of measurable individual performance objectives. They are listed in the Summary Compensation Table under the Performance Award Bonus column.

Long-Term Incentive Compensation

In 2003, long-term incentive compensation ("LTI") for Senior Executives and a broad range of other employees consisted of grants of market-priced stock options and Performance Shares, granted under the 1988 Award and Option Plan, which was approved by Dow stockholders in 1988, 1997 and 2002. The Committee determined individual LTI compensation awards for 2003 after evaluating the contribution of each Senior Executive to the Company's long-term performance and competitive market practices.

The market-priced stock options have a three-year pro rata vesting period to encourage retention of awardees and to provide incentives for longer-term focus and creation of shareholder value. The exercise price of these options is the fair market value on the grant date. They are shown in the table entitled Option Grants in 2003. Awardees receive future gains from these options only to the extent the price of Dow stock increases, which benefits all stockholders of the Company.

Performance Shares, shares of deferred stock that are earned if the Company's financial performance over a five-year period (2003-07) exceeds pre-established goals, were granted in 2003. The goals are specified levels of return on capital and sales volume growth. Additional shares are earned if economic profit goals specific to 2003 and 2004 are achieved. In order to establish minimum levels of competitive long-term incentive compensation, 35 percent of the target shares is the

20 2004 DOW PROXY STATEMENT

minimum payout for the 2003 grant as shown in the Long-Term Compensation portion of the Summary Compensation Table under the Deferred Stock Awards column. The remainder of the 2003 Performance Shares grants is shown in the table entitled Long-Term Incentive Plan Awards in 2003.

As noted in the Summary Compensation Table in the column entitled Long-Term Incentive Payouts in 2003, the 1998 Performance Share program achieved its goals at the level of 90 percent of target during a three-year performance period, with half the vested shares and accrued dividend equivalents paying out in 2002 and the remainder in 2003. The 1999 Performance Shares, with performance against goals measured through the end of 2003, did not meet the threshold level of performance, resulting in no shares vesting.

Additional Committee Determinations

In recognition of his agreement to return to lead the Company as CEO at the request of the Board, Mr. Stavropoulos was granted an additional award in the form of a grant of 152,000 deferred share units, shown on the Summary Compensation table in the column entitled Deferred/Restricted Stock Awards. The Committee also determined that other grants of equity compensation to Mr. Stavropoulos in 2003 should not be subject to any earlier expiration as a result of death, disability or retirement than otherwise would occur. In 2003, several Named Executives received retention incentive awards to recognize individual achievement and to address the critical need to retain top talent within the Company.

The Committee also annually reviews the benefits and perquisites programs in which Senior Executives are eligible to participate. The result of the 2003 review was a determination by the Committee that the programs were appropriate, reasonable and competitive.

The Committee also endorsed the Company's decision to voluntarily adopt the expensing of stock options effective on January 1, 2003, and the decision by Senior Executives to refrain from personal transactions in the Company's 401(k) plan during the time that a small percentage of employees were in a "black out" period while a 401(k) plan was being merged into The Dow Chemical Company Employees' Savings Plan.

Other changes in the past year and a half that enhanced disclosures include additional information provided in the Annual Report on Form 10-K and this Proxy Statement related to shares reserved for issuance under equity compensation plans, reducing the reporting period of Dow stock transactions by Directors and executive officers to two days, and filing such stock transaction reports electronically with the SEC.

Share Ownership Guidelines

Minimum stock ownership guidelines for Senior Executives were first established in 1998. Such stock ownership includes stock, deferred stock and phantom stock held beneficially and through the Company's 401(k) plan and Elective Deferral Plan. The ownership requirement for the CEO is Dow stock equal in value to six times the current annual base salary.

Mr. Stavropoulos exceeds the ownership guidelines required of the CEO. Other Named Executives, as well as a group of other global business and corporate leaders must, within four years from the date they entered the group subject to ownership guidelines, own Dow shares approximately equivalent in value to a specified multiple of either three or four times the typical annual base salary for their job level.

Compensation Committee

James M. Ringler, Chair
Jacqueline K. Barton
Willie D. Davis
Barbara Hackman Franklin
Harold T. Shapiro
Paul G. Stern

2004 DOW PROXY STATEMENT 21

COMPENSATION TABLES

Summary Compensation Table

Long-Term Compensation

		Annual Compensation						Awards				Payouts

Name and Principal Position	Fiscal Year	Salary ($)		Performance Award Bonus ($)		Other Annual Compensation ($)		Deferred/ Restricted Stock Awards ($) (a) (b)		Securities Underlying Options (# Shares)		Long-Term Incentive Payouts ($)		All Other Compen- sation ($)

W. S. Stavropoulos Chairman of the Board & CEO	2003 2002 2001	1,300,005 1,839,996 –	(h)	2,300,000 0 –		163,473 52,396 –	(c) (c)	6,517,930 0 –	(d)	350,000 shares 0 –	(e) (h)	977,572 1,103,290 –	(f) (i)	184,852 80,590 –	(g)

A. A. Allemang Executive VP, Operations	2003 2002 2001	558,312 551,980 514,550	(j)	740,000 0 0		0 0 0		1,484,613 0 99,135	(k)	112,500 shares 63,300 shares 53,400 shares	(e)	294,709 334,939 4,613	(f) (i) (l)	40,374 18,320 91,428	(g)

A. N. Liveris President & COO	2003 2002 2001	472,013 – –		810,000 – –		2,164 – –	(m)	1,109,838 – –	(n)	62,500 shares – –	(e)	117,039 – –	(f)	22,582 – –	(g)

R. L. Manetta Corporate VP & General Counsel	2003 2002 2001	464,688 462,240 190,962	(j)	535,000 0 565,000	(q)	0 0 0		215,775 0 543,825	(o)	45,000 shares 26,700 shares 90,000 shares	(e)	13,400 13,400 3,350	(p) (p) (p)	22,730 85,106 447,362	(g)

J. P. Reinhard Executive VP & CFO	2003 2002 2001	743,424 740,580 721,970	(j)	1,050,000 0 0		0 0 0		1,556,538 0 0	(k)	127,500 shares 76,700 shares 70,000 shares	(e)	572,224 535,515 18,563	(f) (i) (l)	29,657 20,753 59,589	(g)

Details of 2003 All Other Compensation from Summary Compensation Table

Name	Reportable Elective Deferral Interest ($)	Elective Deferral Company Match ($)	Relocation Benefits ($)	Life Insurance Economic Benefit ($) (r)	Key Employee Insurance Premiums ($) (s)	Personal Excess Liability Insurance ($)	Defined Contribution Company Match ($)	Total Other Compensation ($)

W. S. Stavropoulos	76,723	0	25,938	9,406	63,465	1,320	8,000	184,852
A. A. Allemang	11,197	0	0	4,245	15,612	1,320	8,000	40,374
A. N. Liveris	7,774	8,303	0	185	0	1,320	5,000	22,582
R. L. Manetta	10,499	8,367	0	544	0	1,320	2,000	22,730
J. P. Reinhard	338	0	0	4,060	15,939	1,320	8,000	29,657

(a)
Values in the chart are calculated by multiplying the date-of-grant fair market value by the number of shares granted. Market-rate dividend equivalents are paid on shares of stock reported in this column.

(b)
Report of holdings of shares of deferred stock granted but not yet delivered, more than half of which are dependent for vesting, if at all, upon achieving specific performance measures. Performance Shares are reported at target payout levels but higher payouts are possible. On 12/31/03, the aggregate number of deferred shares outstanding and the values of such holdings (calculated from the market price on 12/31/03) were: Messrs. Stavropoulos – 417,000 shares, $17,209,590; Allemang – 237,950 shares, $9,820,197; Liveris – 143,250 shares, $5,911,928; Manetta – 64,200 shares, $2,649,534; Reinhard – 285,050 shares, $11,764,014.

(c)
Primarily for tax preparation and financial advice related to return to CEO position.

(d)
Includes 152,000 deferred share units at a grant price of $31.84 granted upon re-assuming role of CEO. Grant vests 12/31/04 so long as employment does not terminate without prior Board concurrence. Award is payable in cash. Market-rate dividend equivalents are paid. Also includes minimum payout of 61,250 Performance Shares at a grant price of $27.40.

(e)
Shares are ten-year market-priced options.

(f)
Delivery of Performance Share deferred stock granted in 1998, with the value calculated from the market price on 2/27/03 of $26.83 per share. Market-rate dividend equivalents are paid. Also includes payouts from Dividend Unit awards granted prior to 1999.

(g)
All other compensation details for 2003 appear in a separate chart below the Summary Compensation Table.

(h)
Compensation for the entire year of 2002 was based upon role as non-executive Chairman of the Board, determined by a fixed formula under the Company's Retirement Policy for Employee Directors, which includes neither an annual Performance Award (bonus) nor any new grants of long-term incentive awards.

22 2004 DOW PROXY STATEMENT

(i)
Delivery of Performance Share deferred stock granted in 1998, with the value calculated from the market price on 2/27/02 of $30.555 per share. Market-rate dividends are paid. Also includes payouts from Dividend Unit awards granted prior to 1999.

(j)
There was no salary increase in 2003. The salary difference from 2002 to 2003 resulted from a lower base salary in early 2002 before salary changes occurred in 1Q02.

(k)
Includes retention incentive awards to Allemang – 35,000 shares and Reinhard – 35,000 shares, at a grant price of $27.005. Grant vests 12/13/04. Also includes a minimum payout of Performance Shares to Allemang – 19,688 shares and to Reinhard – 22,313 shares, at a grant price of $27.40.

(l)
Payouts from Dividend Unit awards granted in years prior to 1999.

(m)
Tax gross-up for tax obligations resulting from expatriate status.

(n)
Includes a retention incentive award of 30,000 shares at a grant price of $27.005. Grant vests 3/14/06. Also includes minimum payout of 10,938 Performance Shares at a grant price of $27.40.

(o)
Includes minimum payout of 7,875 Performance Shares at a grant price of $27.40.

(p)
Payouts from a 2001 Dividend Unit Award.

(q)
Hiring agreement payments.

(r)
Includes imputed income and the related tax gross-up under The Dow Chemical Company Company–Paid Life Insurance Plan.

(s)
Reflects the 2001 and 2002 premiums and related tax gross-ups that accrued before 7/30/02, and were paid and taxable for 2003.

Long-Term Incentive Plan Awards in 2003

				Estimated Future Payouts under Non-Stock Price-Based Plans (a)

	Number of Shares, Units or Other Rights		Performance or Other Period until Maturation or Payout
Name				Threshold (# Shares)	Target (# Shares)	Maximum (# Shares)

W. S. Stavropoulos	113,750 (a 43,750 (b	)(b) )(c)	2003-07 2003-07	0	113,750 shares	288,750 shares

A. A. Allemang	36,563 (a 14,063 (c	) )	2003-07 2003-07	0	36,563 shares	92,813 shares

A. N. Liveris	20,313 (a 7,813 (c	) )	2003-07 2003-07	0	20,313 shares	51,563 shares

R. L. Manetta	14,625 (a 5,625 (c	) )	2003-07 2003-07	0	14,625 shares	37,125 shares

J. P. Reinhard	41,438 (a 15,938 (c	) )	2003-07 2003-07	0	41,438 shares	105,188 shares

(a)
Performance Shares that vest, if at all, by meeting or exceeding specific financial measures over a 5-year period related to return on capital and sales volume growth. No shares will be earned if minimum objectives are not achieved. Shares vested, and market-rate dividend equivalents from the date of grant for the number of shares vested, will be delivered in two equal installments on 4/16/08 and 4/16/09. Upon a change of control during the performance period, the target number of shares plus dividend equivalents on the target shares automatically vest and are delivered on the 30th day following the change of control. Upon a change of control after 2007, shares vested and accrued dividend equivalents on the shares vested will be delivered according to the original delivery schedule.

(b)
Death, disability and retirement will not cause the grant to expire any earlier than the performance period.

(c)
Performance Shares that vest, if at all, upon the Company earning the economic profit equivalent to the aggregate cost of the Company's common stock dividend in 2003 and meeting or exceeding breakeven (zero) economic profit in 2004. No shares will be earned if the stated objectives are not achieved. Shares vested, and market-rate dividend equivalents from the date of grant for the number of shares vested, will be delivered in two equal installments on 4/16/08 and 4/16/09. Grants and accrued dividends do not automatically vest upon a change of control.

2004 DOW PROXY STATEMENT 23

Aggregated Option Exercises in 2003 and December 31, 2003, Option Values

			Number of Securities Underlying Unexercised Options at 12/31/03 (#)		Value of Unexercised, In-the-Money Options at 12/31/03 ($) (a)
		Value Realized ($)
	Number of Securities Underlying Options Exercised (#)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

W. S. Stavropoulos	480,000	5,509,992	1,530,000	485,000	17,073,750	6,226,883
A. A. Allemang	105,000	1,025,738	319,200	213,000	2,447,063	2,560,223
A. N. Liveris	39,000	485,966	185,999	116,601	1,698,929	1,404,232
R. L. Manetta	0	0	68,900	92,800	397,421	967,641
J. P. Reinhard	0	0	600,232	261,368	5,663,396	3,097,860

(a)    Based upon the differences between the market price on 12/31/03 of $41.27 per share and the exercise prices.

Option Grants in 2003

	Individual Grants

							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation 10-Year Option Term (a)
	Number of Securities Underlying Options Granted (#)
			Percent of Total Options Granted to Employees in Fiscal Year
				Exercise or Base Price ($/Share)
						Expiration Date
Name							0% ($)		5% ($)		10% ($)

All Stockholders	N/A		N/A		N/A	N/A	0	(b)	15,786,490,157	(b)	39,842,094,206	(b)
All Optionees	1,750 1,750 9,394,655			$ $ $	30.0450 28.6900 27.4000	01/02/13 02/03/13 02/14/13	0 0 0		33,125 31,631 162,170,535		83,600 79,830 409,287,540

	9,398,155		100.0%				0	(c)	162,235,291	(c)	409,450,970	(c)
All Optionees' Gain as a % of all Stockholders' Gain	N/A		N/A		N/A	N/A	N/A		1.0%		1.0%

W. S. Stavropoulos	350,000	(d)(e)	3.7%		$27.4000	02/14/13	0		6,041,700		15,248,100
A. A. Allemang	112,500	(d)	1.2%		$27.4000	02/14/13	0		1,941,975		4,901,175
A. N. Liveris	62,500	(d)	0.7%		$27.4000	02/14/13	0		1,078,875		2,722,875
R. L. Manetta	45,000	(d)	0.5%		$27.4000	02/14/13	0		776,790		1,960,470
J. P. Reinhard	127,500	(d)	1.4%		$27.4000	02/14/13	0		2,200,905		5,554,665

(a)
The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(b)
Gain for all stockholders was determined from the $27.40 exercise price applicable to the majority of options granted in 2003 based on the 914,522,660 shares issued and outstanding on the 2/14/03 grant date.

(c)
Since options are granted at the then-current market price, no gain to the optionees is possible without stock price appreciation, which will benefit all stockholders commensurately. A 0% gain in stock price will result in zero dollars for the optionee.

(d)
This was a single grant made on 2/14/03. Options are ten-year options with an exercise price equal to the fair market value on the date of grant. The options vest in three equal annual installments, beginning 2/14/04.

(e)
Death, disability and retirement will not cause the grant to expire any earlier than the 10-year life of the option from grant date.

24 2004 DOW PROXY STATEMENT

PENSION PLANS

The Company provides the Dow Employees' Pension Plan (the "DEPP") for employees on its U.S. payroll and for employees of some of its wholly owned U.S. subsidiaries. Since the DEPP is a defined benefit plan, the amount of a retiree's pension is calculated using pay and years of service as an employee, rather than by the market value of plan assets, as in a defined contribution plan.

Upon normal retirement at age 65, a participant receives an annual pension from the DEPP subject to a statutory limitation. The annual pension is the greater of (1) or (2) below:

(1)
1.6 percent of the employee's highest average credited compensation for any three consecutive years, multiplied by the employee's years of credited service up to 35 years, and by one-half of the years of credited service in excess of 35 years. The Plan contains a provision for an offset of the employee's estimated primary Social Security benefit, calculated using the method specified in the Tax Reform Act of 1986. The provisions of this Section (1) are available only to those who first became DEPP participants on or before January 1, 1996.

(2)
A benefit that is the sum of the employee's yearly basic and supplemental accruals. Basic accruals equal the employee's highest average credited compensation for any three consecutive years multiplied by a percentage ranging from 4 percent to 18 percent dependent upon the employee's age in the years earned. Supplemental accruals are for compensation in excess of a rolling 36-month average of the Social Security wage base. Supplemental accruals range from 1 to 4 percent, based on the age of the employee in the years earned.

  The sum of the basic and supplemental accruals is divided by a conversion factor to calculate the immediate monthly benefit. If the employee terminates employment before age 65 and defers payment of the benefit, the account balance calculated under this formula (2) will be credited with interest, currently at 8 percent per year.

Since the Internal Revenue Code limits the benefits that would otherwise be provided by the DEPP, the Board of Directors adopted the Executive Supplemental Retirement Plan ("ESRP") to provide certain management employees with supplemental benefits (a). The benefits are calculated under the same formulas as the DEPP that are described above.

The table on the following page illustrates the estimated annual pension benefits payable to executive officers, combining benefits from the DEPP, ESRP and Key Employee Insurance Program ("KEIP"), calculated before the application of an offset of the employee's estimated primary Social Security benefit. The benefits shown are single-life annuities for participants who retire at age 65. While a single life annuity provides a higher retiree benefit, most participants elect pensions with survivorship provisions.

Additional Benefits Following Retirement

A provision of the U.S. Internal Revenue Code may impact the death benefit and cash values to participants in the KEIP for two years following the later of retirement or the completion date of their KEIP program. The Company will make two annual payments to such participants to compensate for any shortfall. Messrs. Allemang, Reinhard and Stavropoulos are among the participants who may receive payments. The amount of the payments cannot be determined until retirement.

The Company will continue to provide life insurance coverage until death in an amount equal to annual salary at the time of retirement to certain employees including each of the executives in the compensation tables.

(a)
At the request of the Board of Directors, Mr. Stavropoulos reassumed the position of CEO in December 2002. So that his pension reflects his unique circumstance of returning to executive management after a period of service as the non-executive Chairman of the Board, the Compensation Committee has amended the ESRP to provide that in such circumstances, pensionable compensation will be calculated from the average of the three highest years of compensation as an employee of the Company. The Compensation Committee also amended the ESRP to provide that, for purposes of determining pensionable compensation only, so long as Mr. Stavropoulos does not leave the positions of President and CEO of the Company prior to December 31, 2004, without the prior concurrence of the Board of Directors, his pensionable compensation for 2003 and 2004 respectively will not be reduced proportionately if he does not remain an employee of the Company for the entire year.

2004 DOW PROXY STATEMENT 25

Annual Pension Benefits

Final Average Pay for Pension
	Years of Credited Service
	15	20	25	30	35	40	45

700,000	238,000	301,000	349,000	382,000	400,000	404,000	404,000
900,000	308,000	389,000	451,000	494,000	518,000	522,000	522,000
1,100,000	377,000	477,000	553,000	606,000	635,000	641,000	641,000
1,300,000	447,000	565,000	655,000	718,000	753,000	759,000	759,000
1,500,000	516,000	653,000	758,000	830,000	870,000	878,000	878,000
1,700,000	586,000	741,000	860,000	942,000	987,000	996,000	996,000
1,900,000	655,000	829,000	962,000	1,054,000	1,105,000	1,115,000	1,115,000
2,100,000	725,000	917,000	1,064,000	1,166,000	1,222,000	1,233,000	1,233,000
2,300,000	795,000	1,005,000	1,166,000	1,278,000	1,339,000	1,352,000	1,352,000
2,500,000	864,000	1,093,000	1,268,000	1,390,000	1,457,000	1,470,000	1,470,000
2,700,000	934,000	1,181,000	1,371,000	1,502,000	1,574,000	1,588,000	1,588,000

For the persons named in the Summary Compensation Table, the years of credited service and 2003 compensation covered by the pension plans as of 12/31/03, are: Messrs. Stavropoulos—36.6, $2,600,010; Reinhard—33.2, $1,338,163 (b); Allemang—38.6, $977,046; Liveris—28.0, $927,016 (c); Manetta—2.5, $789,970 (d).

(b)
Mr. Reinhard began participation in the DEPP effective January 1, 1995, when the defined benefit segment of the International Pension Plan ("IPP") was terminated. Mr. Reinhard was granted full-service in DEPP which resulted in 1.5 years of credited service to be paid from the ESRP. He terminated his participation in and is no longer eligible for any benefits from the IPP.

(c)
Mr. Liveris was asked by the Company to permanently transfer to the United States in 1995 and, at that time, began participation in the U.S. DEPP and ceased contributions to the Dow Chemical Australia Superannuation Fund A ("Australia Fund"). In order to equitably determine a retirement benefit that bridges the two plans, Mr. Liveris' retirement benefit will be determined by the following formula: at the time of retirement, the pension amount would equal the amount payable under DEPP; and the amount payable under the ESRP (based upon Mr. Liveris' highest average credited compensation for any three consecutive years and Mr. Liveris' years of credited service as if a U.S. employee his entire Dow career) less the value of the accrued benefit in the Australia Fund. If the benefit from the Australia Fund is greater than the ESRP benefit, no benefit is payable under ESRP.

(d)
Mr. Manetta is not yet vested in the pension plans.

26 2004 DOW PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)		(c)

Plan Category	# of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		# of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	79,330,102	24.86	(1)	81,459,102	(2)

Equity compensation plans not approved by security holders	215,850	31.69		643,850

Total (3)	79,545,952	28.27		82,102,952

As of December 31, 2003.

(1)
Calculation does not include performance shares outstanding that have no exercise price.

(2)
The 1988 Award and Option Plan provides that the number of shares available for grant under such plan in any calendar year equals 1.5% of the total shares of common stock outstanding on the first day of the year, plus 50% of the shares available for grant but not granted under the plan in each of the previous three years, plus up to 50% of the subsequent year's allocation. As a result of this formula, 50% of the shares first allocated but not granted in a year cease to be available for grant in the following year, and the remaining 50% cease to be available for grant after an additional 2 years. Also includes shares available for grant under other stockholder-approved plans.

(3)
Does not include options to acquire 13,274,312 shares of stock with a weighted-average exercise price of $28.42 that were assumed in connection with the Union Carbide Corporation merger.

Plans without Stockholder Approval

Although no new grants will be made under the 1998 Non-Employee Directors' Stock Incentive Plan, 431,850 shares remain available for issuance in connection with prior grants. The plan provided for ten-year options at an exercise price equal to the market price on the date of grant. Grants were made once each year and vested after completion of five years of service as a Dow Director. This Plan was first described in the definitive Proxy Statement for the 1998 Annual Meeting of Stockholders.

The 1994 Non-Employee Directors' Stock Plan provides for three grants of ten-year market-priced options conditional upon specified stock ownership requirements that increase with seniority of service. There is a three-year incremental vesting schedule. Grants were made from this Plan in 1994 and 1999. One additional grant will be made in 2004. The Plan expires following the 2004 grant. The total number of shares available for future issuance under the Plan is 212,000. This Plan was included as Exhibit 10(o) to The Dow Chemical Company Annual Report on Form 10-K for the year ended December 31, 1994.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, Directors and greater-than-10-percent shareholders to file reports of ownership and changes in ownership of Dow securities with the Securities and Exchange Commission. Based solely on its review of Section 16 reports prepared by or furnished to the Company, we believe that all filing requirements were met during fiscal year 2003 except as follows.

Due to an incomplete Company communication to attorneys assisting in the preparation of such filings, the following employees inadvertently failed to include an acquisition of deferred stock on February 14, 2003 as part of a timely Form 4 filing that was made to report 2003 long-term incentive compensation grants: Messrs. Allemang, Brod, Gross, Kepler, Manetta, Reinhard, Ruiz, Stavropoulos and Washington. For the same reasons, the following employees failed to report this deferred stock holding on Form 3 during 2003: Messrs. Cook, Gambrell, Kreinberg, Liveris and Veurink. Amended Forms 3 and 4 were filed in March 2004, promptly upon discovery of the error.

Upon learning that monthly salary deferrals into the Company's Elective Deferral Plan ("EDP") should have been reported on Forms 5 for year-end reporting in 1995 and 2001, and for Company matching contributions into his EDP account in 1996 and 2002, Mr. Reinhard promptly filed a Form 4 reporting those transactions in March 2004.

2004 DOW PROXY STATEMENT 27

COMPENSATION OF DIRECTORS

Directors' Fees

Directors' fees as stated below are paid only to Directors who are not employees of the Company.

•	Board Service	$45,000 annually
•	Presiding Director Service	$20,000 annually
•	Audit Committee Membership	$12,000 annually
•	All other Board Committees	$ 8,000 annually
•	Audit Committee Chairmanship	$15,000 annually
•	All other Committee Chairmanships	$ 8,000 annually

There is no pension plan for non-employee Directors. They receive a one-time grant of 4,500 shares of the Company's common stock, subject to certain transfer restrictions. Mr. Fettig received such a grant in December 2003.

Deferred Compensation Plan

Non-employee Directors may choose once each year to have all or part of their fees credited to a deferred compensation account. At the election of the Director, this may be a cash account or an account in units based on the value of Dow common stock. Depending on the choice made, amounts credited to the Director's account will accrue interest either equivalent to 125 percent of the 120-month rolling average of the ten-year U.S. Treasury Note determined on September 30 of the preceding year, or amounts equivalent to dividends paid on Dow common stock, respectively. Such deferred amounts will be paid in installments at the election of the Director, commencing on the July 15 following the Director's termination of Board membership, on the following July 15 or on July 15 of the calendar year following the Director's 70th birthday. If the Director remains on the Board beyond his or her 70th birthday, payments shall start on the July 15 following termination of Board membership.

1994 Stock Plan

Under the 1994 Non-Employee Directors' Stock Plan, non-employee Directors may receive grants of ten-year nonqualified market-priced options for the purchase of Dow common stock. Such grants may be made once every five years, for the ten-year duration of the plan. All options are subject to a three-year incremental vesting schedule. The size of the option grants is determined by a fixed formula based on the then current annual retainer and price of Dow common stock, and grants are contingent upon the Director owning increasingly larger amounts of Dow stock.

To be eligible to receive the third and final grant later this year, Directors who received both prior grants under the plan must beneficially own 7,500 Dow shares; one prior grant, 6,000 Dow shares; and new grantees, 4,500 Dow shares; holding such shares for at least a year prior to the grant date. All non-employee Directors meet this standard and are eligible to receive this grant. The plan will expire after this grant is made.

2003 Stock Incentive Plan

The 2003 Non-Employee Directors' Stock Incentive Plan provides for an annual grant of stock options and restricted stock to each non-employee Director on March 5 of each year, and also allows for occasional additional individual grants of stock options, restricted stock, deferred stock or some combination of them, in the discretion of the Board of Directors. The size of the annual grant of restricted stock is determined according to a fixed formula that divides two-thirds of the prior year's average annual retainer and fees by the fair market value of Dow common stock on the date of grant. In 2004, each non-employee Director received 750 shares of restricted stock, with provisions limiting transfer while serving as a Director of the Company and for at least two years. The size of the annual grant of stock options is determined by a fixed formula that divides 45 percent of the prior year's average annual retainer and fees by a denominator consisting of the fair market value of Dow common stock on the date of grant multiplied by the Black-Scholes value of a ten-year option to purchase Dow common stock upon commencement of the option term. The options vest one year following the date of grant. In 2004, each non-employee Director received 2,550 ten-year options with an exercise price of $42.575.

Compensation of a Non-Management
Employee Director

Employee Directors who leave executive management, but who remain as active employees and as Directors of the Company, are paid according to a fixed formula that has been determined in advance by the Board of Directors pursuant to the Retirement Policy for Employee Directors ("RPED"), most recently amended and re-adopted in full on April 9, 2003, effective March 21, 2003 and disclosed as Exhibit 10(n) to the Company's Report on Form 10-Q for the quarter ended March 31, 2003. This fixed compensation for such Directors is designed to enhance effective Board service by providing independence from current management. As active employees, participants in the RPED are eligible for certain standard employee benefits, but are not eligible to participate in Performance Award bonuses, new grants of equity-based long-term incentive compensation or the Employees' Stock Purchase Plan. Mr. Carbone is a participant in the RPED and received $771,434 in compensation in 2003.

28 2004 DOW PROXY STATEMENT

OTHER GOVERNANCE MATTERS

Communication with Directors

You may communicate directly with the full Board, the Presiding Director, the non-management Directors as a group, or with specified individual Directors by any one of several methods. These include mail addressed to The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, and by the "Contact Us" feature of Dow's corporate governance website at www.DowGovernance.com. The Presiding Director and other non-management Directors may also be contacted by email addressed to PresidingDirector@Dow.com. Please specify the intended recipient(s) of your letter or electronic message.

Communications will be distributed to any or all Directors as appropriate depending upon the individual communication. However, the Directors have requested that communications that do not directly relate to their duties and responsibilities as Directors of the Company be excluded from distribution and deleted from email that they access directly. Such excluded items include "spam;" advertisements; mass mailings; form letter and email campaigns that involve unduly large numbers of similar communications; solicitations for goods, services, employment or contributions; surveys; and individual product inquiries or complaints. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will also be screened for omission. Any omitted or deleted communication will be made available to any Director upon request.

Future Stockholder Proposals

If you satisfy the requirements of the Securities and Exchange Commission ("SEC") and wish to submit a proposal to be considered for inclusion in the Company's proxy material for next year's Annual Meeting, please send it to the Corporate Secretary.* Under the rules of the SEC, proposals must be received no later than November 29, 2004.

Future Annual Meeting Business

Under the Company's Bylaws, if you wish to raise items of proper business at an Annual Meeting you must give advance written notification to the Corporate Secretary.* For the 2005 Annual Meeting, written notice must be given between November 29, 2004, and January 28, 2005. Such notices must comply with the Bylaws provisions and include your name and address, representation that you are a holder of common stock entitled to vote at such Meeting and intend to appear in person or by proxy at the Meeting, disclosure of any material interest in such business, description of the business proposed, and the reasons for conducting such business. A copy of the Bylaws may be found on the Company's website at www.DowGovernance.com. Alternatively they will be sent without charge to any stockholder who sends a written request to the Corporate Secretary.*

Multiple Stockholders with the Same Address

In accordance with a notice sent previously to stockholders who share a single address, only one Annual Report and Proxy Statement will be sent to that address unless contrary instructions were received from any stockholder at that address. This practice, known as "householding," is designed to reduce printing and postage costs. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you are a registered stockholder, you may revoke your consent at any time by sending your name and your account number to Dow's stock transfer agent, The Bank of New York ("BNY"), P.O. Box 11023, New York, NY 10286-1023. You may also call BNY toll-free at 800-369-5606 in the U.S. and Canada to revoke your consent. If you hold your stock in "street name," you may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, ADP, 51 Mercedes Way, Edgewood, NY 11717.

Copies of Proxy Material and Form 10-K

Dow's Proxy Statement, Annual Report and Annual Report on Form 10-K are posted on Dow's website at www.DowGovernance.com. Stockholders may receive printed copies of each of these documents without charge by contacting the Company's Investor Relations Office at 1-800-422-8193 or 989-636-1463, or 2030 Dow Center, Midland, MI 48674.

Internet Delivery of Proxy Materials

Stockholders may consent to receive their Proxy Statement and Annual Report in electronic form rather than in printed form. This results in faster delivery of the documents and significant savings to the Company by reducing printing and mailing costs. Registered stockholders may provide their consent when they vote their shares on the Internet at https://www.proxyvotenow.com/dow. Most holders in street name may provide their consent for electronic delivery while voting on the Internet at www.proxyvote.com. If you previously consented to electronic delivery but have since changed your email address, please re-register.

*
The address is: Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674.

2004 DOW PROXY STATEMENT 29

Other Matters

The Board does not intend to present any business at the Meeting not described in this Proxy Statement. The enclosed proxy voting form confers upon the persons designated to vote the shares they represent with discretionary authority to vote such shares in accordance with their best judgment. Such discretionary authority is with respect to all matters that may come before the Meeting in addition to the scheduled items of business, including matters incident to the conduct of the Meeting and any stockholder proposal omitted from the Proxy Statement and form of proxy. At the time this Proxy Statement went to press, the Board of Directors was not aware of any other matter that may properly be presented for action at the Meeting, but the enclosed proxy form confers the same discretionary authority with respect to any such other matter.

/s/ Tina S. Van Dam
Tina S. Van Dam Secretary of the Company	Midland, Michigan March 29, 2004

30 2004 DOW PROXY STATEMENT

Appendix A

PROPOSED AMENDMENT OF THE
RESTATED CERTIFICATE OF INCORPORATION
TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS
AND CERTAIN OTHER CHANGES

The text below is the portion of the Company's Restated Certificate of Incorporation proposed to be amended by Agenda Item 3. Proposed additions are indicated by underlining and proposed deletions are indicated by strike-outs.

Article V—BOARD OF DIRECTORS

Section 5.3 ~~Classified Board~~ Annual Election of Directors. ~~At the 1986 Annual Meeting of Stockholders, the directors shall be divided into three classes, with respect to the time that they severally hold office, as nearly equal in number as possible, with the initial term of office of the first class of directors to expire at the 1987 Annual Meeting of Stockholders, the initial term of office of the second class of directors to expire at the 1988 Annual Meeting of Stockholders and the initial term of office of the third class of directors to expire at the 1989 Annual Meeting of Stockholders. Commencing with the 1987 Annual Meeting of Stockholders, directors elected to succeed those directors whose terms have thereupon expired~~ Except with respect to directors who may be elected solely by the holders of shares of any class or series of Preferred Stock, at the 2005 Annual Meeting of Stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term ~~of office to expire at the third succeeding Annual Meeting of Stockholders after their election, and upon the election and qualification of their successors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the equality of the number of directors in each class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of directors in any two classes shall not exceed one.~~ expiring at the 2006 Annual Meeting of Stockholders (which number of directors shall be approximately one-third of the total number of directors of the Company); at the 2006 Annual Meeting of Stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2007 Annual Meeting of Stockholders (which number of directors shall be approximately two-thirds of the total number of directors of the Company); and at each Annual Meeting of Stockholders thereafter, the directors shall be elected for terms expiring at the next Annual Meeting of Stockholders.

Section 5.4 Vacancies. ~~Any~~ Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Board of Directors, acting by a majority of the remaining directors then in office, although less than a quorum, and any directors so chosen shall hold office until the ~~next election~~ expiration of the ~~class for which such~~ term of office of the directors ~~have been chosen and~~ whom they replaced or until their successors are elected and qualified.

Section 5.5 Removal of Directors. ~~Any~~ Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, ~~but only for~~ with or without cause ~~and~~ only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class.

2004 DOW PROXY STATEMENT 31

*Trademark of The Dow Chemical Company

Printed on recycled paper	Form No. 161-0000603

The Dow Chemical Company		Your Vote is Important Vote by Internet / Telephone 24 Hours a Day, 7 Days a Week

VOTE BY INTERNET		VOTE BY TELEPHONE
https://www.proxyvotenow.com/dow		1-866-205-9031
• Go to the website address listed above.		Within U.S. and Canada only
• Have your proxy card ready.	OR	• Use any touch-tone telephone.
• Follow the simple instructions that appear on		• Have your proxy card ready.
your computer screen.		• Follow the simple recorded instructions.

Your Dow Annual Report and Proxy Statement are either enclosed or have been delivered to you by email.
Both documents are on: www.DowGovernance.com
 If you vote over the Internet or by telephone, please do not mail this card.

        The Board of Directors recommends a vote FOR Agenda Items 1-3, and AGAINST Agenda Item 4 below.

\*/ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET \*/
☒	Please mark votes as in this example.
1.
Election of 6 Directors:

									FOR	AGAINST	ABSTAIN
FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐			4. Stockholder proposal on Bhopal.	☐	☐	☐
Nominees:	01 - Arnold A. Allemang, 02 - John C. Danforth, 03 - Jeff M. Fettig, 04 - Andrew N. Liveris, 05 - James M. Ringler, 06 - William S. Stavropoulos							I/we will attend the Annual Meeting.			☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee's name and check the "Exceptions" box above.)									I/we have marked an address change on this card or attachment.		☐
					FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Deloitte & Touche LLP as Dow's independent auditors for 2004.					☐	☐	☐	I/we have made comments on this card or attachment.		☐
3. Amendment of the Restated Certificate of Incorporation for the annual election of Directors.	☐	☐	☐

S C A N L I N E

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

Date	Share Owner sign here	Co-Owner sign here

The Dow Chemical Company
Ticket of Admission

Midland Center for the Arts
1801 West St. Andrews, Midland, Michigan

May 13, 2004 – 2 p.m. EDT
Ticket is not transferable.
 Cameras and recording devices are not
permitted at the meeting.

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of The Dow Chemical Company will be held on Thursday, May 13, 2004, at
2 p.m. EDT at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. Items of business:

1.
Election of six Directors.
2.
Ratification of the appointment of Deloitte & Touche LLP as Dow's independent auditors for 2004.
3.
Amendment of the Restated Certificate of Incorporation for the annual election of Directors.
4.
Stockholder proposal on Bhopal.

The Board of Directors recommends a vote FOR Agenda Items 1-3, and AGAINST Agenda Item 4.

Only stockholders who held shares of record as of the close of business on March 15, 2004, are entitled to receive notice of and to vote at the Meeting or any adjournment thereof.

Your vote is important. Whether or not you plan on attending the Meeting, please vote your shares as soon as possible on the Internet, by telephone or by mailing this form.

PROXY AND VOTING INSTRUCTION FORM

THIS FORM IS SOLICITED ON BEHALF OF THE DOW BOARD OF DIRECTORS

I/We hereby appoint J.K. Barton, K.R. McKennon and J.P. Reinhard, jointly and severally, proxies, with full power of substitution, to vote all shares of common stock of THE DOW CHEMICAL COMPANY that I/we may be entitled to vote at the Annual Meeting of Stockholders to be held at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan, on May 13, 2004, at 2 p.m. EDT and at any adjournment thereof, on the following matters and upon such other business as may properly come before the Meeting.

Such proxies are directed to vote as specified on the reverse side, or if no specification is made, FOR Agenda Items 1, 2 and 3, and AGAINST Agenda Item 4 and to vote in accordance with their discretion on such other matters as may properly come before the Meeting. To vote in accordance with the Dow Board of Directors' recommendations, just sign and date on the reverse side - no voting boxes need to be checked.

NOTICE TO PARTICIPANTS IN EMPLOYEE SAVING PLANS

This card also constitutes voting instructions for participants in The Dow Chemical Company Employees' Saving Plan, The Dow Chemical Company Employee Stock Ownership Plan and/or the DH Compounding Savings and Retirement Plan (the "Plans"). Your signature on the reverse side of this form will direct the respective Trustee to vote all shares of common stock credited to your account at the Meeting and at any adjournment thereof. According to its Confidential Voting Policy, Dow has instructed the Trustees and their agents not to disclose to the Dow Board or management how individuals in the Plans have voted. If no instructions are provided, the respective Trustee will vote the respective Plan shares according to the Plan provisions.

If voting by mail, return ballots to:	The Dow Chemical Company P.O. Box 11002 New York, N.Y. 10203-0002

Form must be signed and dated on the reverse side.

QuickLinks

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 13, 2004 AT 2:00 P.M. EDT
VOTING PROCEDURES
  Vote Your Shares in Advance
  Confidential Voting
  Dividend Reinvestment Program Shares and Employees' Savings Plan Shares
  Dow Shares Outstanding
  Proxies on Behalf of the Dow Board
THE BOARD OF DIRECTORS
  Director Independence
  Presiding Director
  Board Committees
  Board of Directors' Classes
Agenda Item 1
CANDIDATES FOR ELECTION AS DIRECTOR
CONTINUING DIRECTORS
Agenda Item 2
FEES PAID TO THE INDEPENDENT AUDITORS
Agenda Item 3 AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS AND CERTAIN OTHER CHANGES
  Vote Required
Agenda Item 4 STOCKHOLDER PROPOSAL ON BHOPAL
  Shareholder Resolution Regarding Bhopal
  Proponent's Statement in Support
  Company's Statement and Recommendation
  Vote Required
STOCKHOLDER RETURN
BENEFICIAL OWNERSHIP OF COMPANY STOCK
AUDIT COMMITTEE REPORT
  Audit Committee
REPORT OF THE COMMITTEE ON DIRECTORS AND GOVERNANCE
  Nominations for Director
  Other Matters
  Committee on Directors and Governance
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
  The Committee
  Compensation Philosophy
  The Company's 2003 Performance
  Base Salaries
  Annual Performance Awards
  Long-Term Incentive Compensation
  Additional Committee Determinations
  Share Ownership Guidelines
  Compensation Committee
COMPENSATION TABLES
Summary Compensation Table
Long-Term Incentive Plan Awards in 2003
Aggregated Option Exercises in 2003 and December 31, 2003, Option Values
Option Grants in 2003
PENSION PLANS
EQUITY COMPENSATION PLAN INFORMATION
  Plans without Stockholder Approval
  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION OF DIRECTORS
  Directors' Fees
  Deferred Compensation Plan
  1994 Stock Plan
  2003 Stock Incentive Plan
  Compensation of a Non-Management Employee Director
OTHER GOVERNANCE MATTERS
  Communication with Directors
  Future Stockholder Proposals
  Future Annual Meeting Business
  Multiple Stockholders with the Same Address
  Copies of Proxy Material and Form 10-K
  Internet Delivery of Proxy Materials
  Other Matters
PROPOSED AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS AND CERTAIN OTHER CHANGES
  Article V—BOARD OF DIRECTORS